EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Bank of Florida – Southwest, f/k/a Citizens National Bank of Southwest Florida, Naples, Collier County, Florida.

Organized under the laws of the State of Florida.

Bank of Florida Trust Company, f/k/a Citizens Capital Management, Inc., Naples, Collier County, Florida.

Organized under the laws of the State of Florida.

Bank of Florida – Southeast, Ft. Lauderdale, Broward County, Florida.

Organized under the laws of the State of Florida.

Bank of Florida – Tampa Bay, Tampa, Hillsborough County, Florida.

Organized under the laws of the State of Florida